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                                                                  Exhibit 4.1(b)

The Chicago Title and Trust Company Savings and Profit-Sharing Plan, as amended, was further amended as follows effective January 19, 1996, except as otherwise noted.

1.    By adding the following sentence immediately after the second paragraph of
      Section 2.7 of the plan:

      "For purposes of the OBRA '93 annual compensation limit, a family group (as defined in Section 5.8) shall be treated as a single employee and the OBRA '93 annual compensation limit will be allocated pro rata according to such family members' annual compensation (determined without regard to these limits)."

2. By substituting the following for the last sentence of Section 3.1 of the plan:

      "Any employee scheduled to work less than 20 hours a week and any limited term employee retained in employment beyond the initial term of contract shall be eligible to participate in the Plan upon completion of a year of eligibility service. A 'year of eligibility service' is the completion of 1,000 Hours of Service or more during the first twelve months of employment or during any Plan Year ending after such twelve months of employment, subject to any age requirement as described in this Section."

3.    By adding the following sentence at the end of Section 5.4 of the plan:

      "The Trustee shall hold Participants' before-tax contributions in a separate account that is fully vested and nonforfeitable."

4.    By adding the following sentence at the end of Section 5.10 of the plan:

      "Any matching contributions and earnings thereon which are attributable to before-tax contributions reduced under this Section shall be forfeited and applied to reduce Employer contributions."

5.    By substituting the following for Section 7.7 of the plan:

      "Definition of Annual Addition. For purposes of this Article except
      Section 7.10, the term "annual addition" shall mean the sum for any Plan Year of the following amounts allocated to the account of a Participant.

      A.    Salary reduction contributions and Employer contributions under
            Article 2 (including any forfeitures used to reduce matching Employer contributions);
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      B.    Forfeitures arising under Article 18; and

      C.    Employer contributions under Article 23."

6.    By adding the following at the end of Section 12.6 of the plan:

      "In no event shall distribution commence later than the 60th day after the latest of the close of the Plan Year in which (i) the participant attains age 65, (ii) the 10th anniversary of the participant's participation in the plan occurs, or (iii) the participant's termination of employment occurs."

7. By adding the following sentence after the last sentence of Section 12.10 of the plan:

      "If the distribution of benefits commences before a participant's death, the remaining interest will be distributed at least as rapidly under the method of distribution being used as of the date of such participant's death."

8.    By adding the following Section 15.4 to the plan:

      "15.4. No Interest in Employers. The Employers shall have no right, title or interest in Plan assets, nor shall any part of the Plan assets revert or be repaid to an Employer, directly or indirectly, unless:

             A. a contribution is made by an Employer by mistake of fact and such contribution is returned to such Employer within one year after payment to the Trustee; or

             B. a contribution conditioned on the deductibility thereof is disallowed as an expense for federal income tax purposes and such contribution (to the extent disallowed) is returned to such Employer within one year after the disallowance of the deduction,

             The amount of any contribution that may be returned to an Employer pursuant to subparagraph (a) or (b) above must be reduced by any portion thereof previously distributed from the Trust and by any losses of the Trust allocable thereto, and in no event may the return of such contribution cause any participant's account balances to be less than the amount of such balances had the contribution not been made under the Plan."


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9.    By adding the following paragraph after the last sentence of Section 17.4:

      "D. Vesting A participant in the +PLUS Account shall be eligible to receive benefits from, or vest in, the +PLUS Account upon completion of three years of Vesting Service."

10.   By adding a new Section 21.6 to Article Twenty-One reading as follows:

      "21.6 Chicago Title Company of Alameda County. Effective August 1, 1996
            (but subject to an adjustment from said date to actual transfer of account balances), the assets of Chicago Title Company of Alameda County Profit Sharing and Secured Investment Plan shall be merged into and consolidated with the Plan. All accounts from such plan will be fully vested and non-forfeitable and the terms of this Plan shall be continued from and after the date of the merger with respect to such accounts."


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